Steven M. Przesmicki +1 858 550 6070 przes@cooley.com

April 8, 2022

HTG Molecular Diagnostics, Inc.

3430 E. Global Loop

Tucson, AZ 85706

Ladies and Gentlemen:

We have acted as counsel to HTG Molecular Diagnostics, Inc., a Delaware corporation (the “Company”), in connection with the filing by the Company of a Registration Statement on Form S-3 (the “Registration Statement”), including a related prospectus included in the Registration Statement (the “Prospectus”), under the Securities Act of 1933, as amended, covering the registration for resale of up to 9,734,961 shares of common stock, $0.001 per share (“Common Stock”), of the Company, including 834,054 currently outstanding shares of Common Stock (the “Shares”) and 8,900,907 shares of Common Stock (the “Warrant Shares”) issuable upon the exercise of certain warrants, (collectively, the “Warrants”) issued by the Company pursuant to that certain Securities Purchase Agreement, dated as of March 17, 2022, by and among the Company and the purchasers named therein (the “Securities Purchase Agreement”).

In connection with this opinion, we have examined and relied upon the Registration Statement, the Prospectus, the Warrants, the Company’s Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws, as currently in effect, the Securities Purchase Agreement, and originals or copies certified to our satisfaction of such records, documents, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below. We have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies, the accuracy, completeness and authenticity of certificates of public officials; and the due authorization, execution and delivery of all documents by all persons other than the Company where authorization, execution and delivery are prerequisites to the effectiveness thereof. As to certain factual matters, we have relied upon a certificate of an officer of the Company and have not independently verified such matters.

Our opinion is expressed only with respect to the General Corporation Law of the State of Delaware. We express no opinion to the extent that any other laws are applicable to the subject matter hereof and express no opinion and provide no assurance as to compliance with any federal or state securities law, rule or regulation. We express no opinion to the extent that, notwithstanding its current reservation of shares of Common Stock, future issuances of securities of the Company, including the Warrant Shares, and/or antidilution adjustments to outstanding securities of the Company, including the Warrants, cause the Warrants to be exercisable for more shares of Common Stock than the number that then remain authorized but unissued. We have assumed that the per share exercise price of the Warrants will at least equal the par value of the Common Stock

On the basis of the foregoing, and in reliance thereon, we are of the opinion that (i) the Shares have been validly issued and are fully paid and nonassessable and (ii) the Warrant Shares, when issued in accordance with the terms of the Warrants, will be validly issued, fully paid and nonassessable.

HTG Molecular Diagnostics, Inc. April 8, 2022 Page Two

We hereby consent to the reference to our firm under the caption “Legal Matters” in the Prospectus included in the Registration Statement and to the filing of this opinion as an exhibit to the Registration Statement.

Sincerely,

Cooley LLP

By:	/s/ Steven M. Przesmicki
Steven M. Przesmicki